Exhibit 21

Subsidiaries of the Registrant

Registrant: National Bankshares Inc.

Incorporated under the laws of the Commonwealth of Virginia

Subsidiaries of National Bankshares Inc.:

The National Bank of Blacksburg

Chartered under the laws of the United States

National Bankshares Financial Services, Inc.

Incorporated under the laws of the Commonwealth of Virginia

NB Operating, Inc.

Incorporated under the laws of the Commonwealth of Virginia